Exhibit 10.1
February 12, 2024

[Name and Title]

Re: 2024 Retention Bonus Agreement

Dear _____________:

As we have shared with you, Instil Bio, Inc. (the “Company”) is offering you the retention bonus described in this letter (this “2024 Retention Bonus Agreement” or this “Agreement”) as an incentive for your continued service to the Company over the next year.

If you sign this 2024 Retention Bonus Agreement, you will be eligible to earn a retention bonus in connection with your continued employment with the Company on the terms described below. Specifically, if you remain employed with the Company in good standing through February 12, 2025 (the “Retention Date”), you will earn a retention bonus in the amount of $[ ] (the “Retention Bonus”), less all applicable deductions and tax withholdings.

The Company will advance you a payment equal to the Retention Bonus, less all applicable deductions and tax withholdings, prior to its being earned, on the Company’s next regularly scheduled payroll date at least five (5) days after the date you and the Company sign this 2024 Retention Bonus Agreement.

In the event that the Company terminates your employment without Cause (as defined below), and other than as a result of your disability, provided such termination of employment is a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), at any time prior to the Retention Date, then you will not be obligated to repay any portion of the Retention Bonus previously received, provided that: (a) you continue to comply with your continuing obligations under all agreements entered into between you and the Company; and (b) you deliver to the Company (and do not later revoke) a general release of claims in favor of the Company (and its officers, directors, employees, and affiliates) in a form satisfactory to the Company and signed within the time period set forth therein .

In the event that you resign your employment for any reason or your employment is terminated by the Company for Cause at any time on or prior to the Retention Date, then you will be required to repay, and hereby agree to repay, a prorated amount of the unearned Retention Bonus that has been advanced to you under this Agreement calculated as if 1/12th of the Retention Bonus was earned for each full month of service between February 12, 2024 and February 12, 2025, within thirty (30) days of the termination of your employment with Instil Bio.

It is intended that all benefits and other payments under this 2024 Retention Bonus Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4) and 1.409A 1(b)(9); this 2024 Retention Bonus Agreement will be construed to the greatest extent possible as consistent with those provisions; and the timing of any such payments or benefits may be modified to satisfy those provisions.

For purposes of this Agreement only, “Cause” means your: (i) failure to substantially perform your duties and responsibilities to the Company or violation of a Company policy; (ii) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (iii) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iv) material breach of your duties to the Company; (v) intentional damage to any property of the Company; (vi) misconduct, or other violation of Company policy that causes or is reasonably likely to cause harm; (vii) material violation of any written and
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[Executive Name]
February 12, 2024

fully executed contract or agreement between you and the Company, including without limitation, material breach of any agreement between you and the Company regarding protection of confidential information or trade secrets, or of any Company policy, or of any statutory duty you owe to the Company; or (viii) conduct which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve.

Except as expressly stated herein, nothing in this 2024 Retention Bonus Agreement changes the terms and conditions of your employment with the Company. For example, nothing in this 2024 Retention Bonus Agreement alters the at-will nature of your employment or your right or the Company’s right to terminate your employment at any time, with or without Cause or advance notice.

This 2024 Retention Bonus Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This 2024 Retention Bonus Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This 2024 Retention Bonus Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware without respect to conflicts of law principles. This 2024 Retention Bonus Agreement may be executed in counterparts and electronic signatures and scanned image copies of signatures will suffice as original signatures.

If this 2024 Retention Bonus Agreement is acceptable to you, please sign below and return the original to me within five (5) days.

Sincerely,

Instil Bio, Inc.

By:

Accepted and Agreed:

______________________________________

______________________________________
Date
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